Exhibit 99.1

Nextest Announces First Quarter Fiscal Year 2007 Results

          SAN JOSE, Calif., Oct. 26 /PRNewswire-FirstCall/ -- Nextest Systems Corporation (Nasdaq: NEXT), a leader in the manufacture of automatic test equipment (ATE) for low-cost semiconductor manufacturing, today reported financial results for its fiscal first quarter ended September 23, 2006.

          Revenue for the quarter ended September 23, 2006 was $26,859,000, up 3 percent from the June 2006 quarter revenue of $26,069,000 and up 56 percent from the September 2005 quarter revenue of $17,205.000. Net income for the quarter was $4,784,000, compared with net income of $4,596,000 in the previous quarter and net income of $1,619,000 in the September 2005 quarter.

          Net income available to common stockholders for the quarter ended September 23, 2006 was $4,784,000, or $0.25 per fully diluted share, compared with net income available to common stockholders of $4,596,000, or $0.24 per fully diluted share in the June 2006 quarter and net income available to common stockholders of $350,000, or $0.04 per fully diluted share in the September 2005 quarter. The June 2005 quarter included accretion of the then-outstanding Series B preferred stock in the amount of $1,224,000 and an allocation to the then-outstanding Series A preferred stockholders in the amount of $45,000 in the September 2005 quarter.

          New orders for the quarter ended September 23, 2006 were $15.2 million. Backlog at the end of the quarter was $9.1 million.

          Robin Adler, chairman and chief executive officer of Nextest, commented, “Our first fiscal 2007 quarter was another strong financial quarter in terms of revenue and profit. Revenues of $26.9 million are the highest we have ever recorded. The lower level of new orders for the quarter, however, is indicative of a slowing in our overall business environment. Despite the current softness, we believe the long-term fundamentals in the key flash memory market remain strong. I am also pleased to announce that we introduced our Magnum iCP test system this week at the International Test Conference in Santa Clara. Magnum iCP brings Magnum productivity and cost reduction to a rapidly growing new market area for Nextest -- testing of CMOS image sensor devices used in a wide variety of consumer products.”

          Second Quarter Fiscal 2007 Outlook

          Net revenue in the second quarter of fiscal 2007 is expected to be between $17 million and $24 million, with earnings per diluted share of between $0.02 and $0.15. The fully diluted share count is estimated to be approximately 19 million at the end of the second quarter.

          Conference Call/Webcast

          Nextest Systems Corporation will be conducting its conference call today, October 26, 2006, at 2:00 p.m. Pacific Time. The call will be simultaneously webcast at www.nextest.com (click on “Investors”). A replay will be available for two weeks via telephone starting approximately two hours after the completion of the call. The replay may be accessed by calling 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and entering conference code 77055722, or by visiting www.nextest.com and clicking on “Investors” for a link to the replay. The replay will be available via telephone and website through November 9, 2006.

          About Nextest Systems Corporation

          Nextest Systems Corporation is a low-cost leader in the design and manufacture of automatic test equipment (ATE) for Flash memory and System-On-Chip semiconductors. Nextest’s products address the growing demand from manufacturers for ATE with increased throughput, functionality and reliability, while reducing time to market and cost of test. Nextest has shipped over 1,600 systems to more than 60 semiconductor companies worldwide. Further information is available at www.nextest.com.

          Forward-looking Statements

          The statements made in this press release, other than statements of historical facts, are forward-looking statements that involve risks and uncertainties. These statements include those relating the company’s financial performance, products, customers, success of new products and business prospects. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties, including the cyclical nature of the semiconductor industry, the success of the market penetration of our products, our dependence on suppliers and subcontractors, the concentration of our customers and other risks and uncertainties. Nextest Systems Corporation does not intend to update or revise any forward-looking statements whether as a result of new developments or otherwise.

NEXTEST SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Quarter Ended

	Sept. 23, 2006	June 24, 2006	Sept. 24, 2005

Net revenue	$26,859	$26,069	$17,205
Cost of revenue	12,358	11,844	8,421
Gross profit	14,501	14,225	8,784
Operating expenses:
Research and development	2,162	2,284	1,733
Sales, general and administrative	5,670	5,991	4,633
Total operating expenses	7,832	8,275	6,366
Income from operations	6,669	5,950	2,418
Interest and other income, net	837	936	74
Income before taxes	7,506	6,886	2,492
Income tax provision	2,722	2,290	873
Net income	4,784	4,596	1,619
Accretion of Series B preferred stock redemption value	—	—	(1,224)
Amount allocated to Series A preferred stockholders	—	—	(45)
Net income available to common stockholders	$4,784	$4,596	$350
Basic net income per share available to common shareholders:
Net income per common share, basic	$0.27	$0.26	$0.04
Weighted average number of shares used in per share calculation, basic	17,508	17,450	8,722
Diluted net income per share available to common shareholders:
Net income per common share, diluted	$0.25	$0.24	$0.04
Weighted average number of shares used in per share calculation, diluted	18,769	18,775	9,492
Stock-based compensation expense is included in:
Cost of revenue	$45	$49	$21
Research and development	137	141	41
Sales, general and administrative	178	200	80
Total	$360	$390	$142

NEXTEST SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Sept. 23, 2006	June 24, 2006

ASSETS
Current assets:
Cash and cash equivalents	$53,041	$68,667
Short-term investments	15,540	—
Accounts receivable, net	20,184	16,518
Inventory	26,706	26,099
Deferred tax assets	3,006	2,976
Prepaid expenses and other current assets	1,020	1,118
Total current assets	119,497	115,378
Property and equipment, net	3,786	3,868
Deferred tax assets	855	1,067
Other assets	795	783
Total assets	$124,933	121,096
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,529	$2,585
Accrued liabilities	4,399	5,946
Deferred income	2,125	4,890
Customer deposits	9	—
Income tax payable	3,020	1,163
Total current liabilities	13,082	14,584
Deferred income	336	458
Other liabilities	189	202
Total liabilities	13,607	15,244
Stockholders’ equity	111,326	105,852
Total liabilities and stockholders’ equity	$124,933	$121,096

          At Nextest Systems Corporation:
          So-Yeon Jeong
          408.817.7276

SOURCE  Nextest Systems Corporation
          -0-                                        10/26/2006
          /CONTACT:  So-Yeon Jeong of Nextest Systems Corporation, +1-408-817-7276, or sjeong@nextest.com/
          /Web site:  http://www.nextest.com /
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